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                                      Curtiss-Wright Flight Systems/Shelby, Inc.
                                                               December 22, 1997
                                                                          Page 1


                        ROTARY POWER INTERNATIONAL, INC.
                                22 PASSAIC STREET
                                  P.O. BOX 128
                            WOOD-RIDGE, NJ 07075-0128

                                                   December 22, 1997

Curtiss-Wright Flight Systems/Shelby, Inc.
c/o Curtiss-Wright Corporation
One Passaic Street

Wood-Ridge, New Jersey 07075
Attn: Real Estate Department

                      RE: SETTLEMENT OF CLAIMS WITH RPI

Gentlemen:

                  The purpose of this letter is to memorialize and confirm the agreement and understanding that has been reached between Rotary Power International, Inc. ("RPI") and Curtiss-Wright Flight Systems/Shelby, Inc. ("Curtiss-Wright") with respect to the settlement of all claims, including all monetary claims, that Curtiss-Wright has or may have against RPI relating to RPI's breach of, and default under, the Lease Agreement, dated as of June 1, 1992, as amended (the "Lease") relating to certain premises located at 22 Passaic Street, Wood-Ridge, New Jersey.

                  RPI has heretofore defaulted in several of its obligations under the Lease, including, without limitation, its obligation to make several payments to Curtiss-Wright which were required to be paid by RPI in accordance with the Lease. As of the date hereof, RPI owes Curtiss-Wright an aggregate amount of approximately $591,000 in connection with its failure to make such payments. As a result of these past defaults by RPI, Curtiss-Wright has heretofore terminated the Lease.

                  For good and valuable consideration the receipt of which is hereby acknowledged by RPI and Curtiss-Wright and in settlement of all claims RPI and Curtiss-Wright may now have against each other relating to the Lease and RPI's default thereunder, RPI and Curtiss-Wright agree as follows:

                  1. RPI shall pay $10,000 to Curtiss-Wright on or before December 23, 1997. Such payment shall be made by check or wire transfer as requested by Curtiss-Wright.

                  2. RPI is currently scheduled to sell a portion of its equipment, machinery, furniture and other assets at an auction sale to be held on January 27, 1997. Within three (3) days after the completion of such auction sale, RPI shall make a payment of $115,000 to Curtiss-Wright. Such payment shall be made by check or wire transfer as requested by Curtiss-Wright.

                  3. As soon as practicable after the date hereof, RPI shall issue its promissory note to Curtiss-Wright in the principal amount of $400,000. Such promissory note shall be dated the date hereof, shall mature on January 1, 2003 and shall bear interest from its date at a rate of 4.0% per annum. Interest on the promissory note shall be payable on January 1 in each of the years of 1999, 2000, 2001, 2002 and at maturity on January 1, 2003. RPI shall have the right to prepay such promissory note in whole or in part at any time without penalty. Such promissory note shall be secured by a lien on and security interest in certain equipment, machinery, fixtures, tools, work in progress, inventory, furniture and other personal property now owned or hereafter acquired by RPI (but not including RPI's interest in any intellectual property and other intangibles), subject and subordinate in all respects to the lien on and security in such property and assets in favor of the holders of RPI's bonds due December 15,


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                                      Curtiss-Wright Flight Systems/Shelby, Inc.
                                                               December 22, 1997
                                                                          Page 2



2007 which are being issued on the date hereof.

                  4. RPI shall remove all equipment, machinery and other assets and completely vacate the premises which were the subject of the Lease by no later than March 1, 1998. RPI shall leave such premises in "broom swept" clean condition when vacated. Between the date hereof and February 28, 1998, RPI shall have the peaceable and quiet enjoyment and possession of the premises, without the obligation to make any additional rent or other payments to Curtiss-Wright other than the payments required by the terms of this letter.

                  5. The real estate taxes which have been paid on the premises are currently being appealed by Curtiss-Wright and RPI hereby waives its right to receive a refund form Curtiss-Wright in the event that such appeal is successful.

                  6. RPI and Curtiss-Wright hereby release, remise and forever discharge each other and any and all of their respective officers, directors, employees, consultants, accountants, attorneys and agents and any and all of their respective heirs, successors or assigns from any and all demands, debts, liabilities, claims, rights, actions, causes of action, suits and proceedings whatsoever of every kind and nature whether known or unknown, foreseen or unforeseen, whether in law or in equity, which they ever had, now have or may have against each other and any and all of their respective officers, directors, employees, consultants, accountants, attorneys and agents and any and all of their respective heirs, successors or assigns for, upon or by reason of any matter or cause whatsoever form the beginning of the world to the date of this letter. Furthermore, Curtiss-Wright hereby specifically releases, remises and forever discharges any and all liens or security interests it may have, by statute or otherwise, on any property or other assets whatsoever of RPI.

                  Please acknowledge your agreement to the terms and conditions described above by signing a copy of this letter where indicated below and returning a signed copy to the undersigned. Upon your execution of this letter, this letter shall become a binding agreement between RPI and Curtiss-Wright.

                                        Very truly yours,

                                        ROTARY POWER INTERNATIONAL, INC.




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                                      Curtiss-Wright Flight Systems/Shelby, Inc.
                                                               December 22, 1997
                                                                          Page 3




                                        By:  /s/ Ken Brody
                                           --------------------
                                             Name:    Ken Brody
                                             Title:   President

Acknowledged and agreed this 22nd day of December, 1997:

CURTISS-WRIGHT FLIGHT SYSTEMS/SHELBY, INC., acting by and through CURTISS-WRIGHT CORPORATION

By:  /s/ Kent H. Gardon
   -----------------------------
     Name: Kent H. Garson
     Title:   Director - Corporate Real Estate